EXHIBIT 99.2

To Form 8-K dated October 26, 2017

Final Transcript

Customer: Seacoast Banking Corporation

Call Title: Third Quarter Earnings

Confirmation Number: 45774470

Host: Dennis Hudson

Date: October 27, 2017

Time/Time Zone: 9:00 am Central Time

SPEAKERS

Dennis Hudson – Chief Executive Officer

Chuck Shaffer – Chief Financial Officer and Head of Strategy

Chuck Cross – Commercial Banking Executive

ANALYSTS

Michael Young – SunTrust

Steve Moss – FBR

David Feaster – Raymond James

Jeff Cantwell – Guggenheim

PRESENTATION

Operator: Welcome to the Seacoast Banking Corporation’s Third Quarter 2017 Earnings Conference Call. My name is Paulette, and I will be your operator for today’s call. At this time all participants are in a listen-only mode. Later we will conduct a question-and-answer session. [Operator instructions]. Please note that this conference is being recorded.

I will now turn the call over to Dennis Hudson, CEO. You may begin.

Confirmation Number: 45774470

October 27, 2017 at 9:00 am Central Time

Dennis Hudson: Thank you, Paulette. Before we begin, I want to direct everyone’s attention to the statement contained at the end of our company’s press release regarding forward-looking statements. Seacoast will be discussing issues that constitute forward-looking statements within the meaning of the Securities and Exchange Act, and our comments today are intended to be covered within the meaning of that Act.

Thank you, everyone, for joining us today for Seacoast’s third quarter 2017 earnings conference call. Our press release, which we released yesterday after the market close, and our investor presentation, can be found on the investor portion of our website under presentations.

With us today is Chuck Shaffer, our Chief Financial Officer and Head of Strategy, who will discuss our financial and operating results; Julie Kleffel, our Community Banking Executive; Chuck Cross, our Commercial Banking Executive; Dave Houdeshell, our Chief Risk and Credit Officer; and Jeff Lee, our Chief Marketing and Analytics Officer.

Our third quarter results show that the investments we’ve made over the past two years continue to produce results for shareholders. Building on our 90-year history, the strength of our brand, and our transformed customer service platform, we generated record commercial loan growth and solid organic growth overall. We possess one of the top-performing banking franchises in Florida, one of the nation’s most economically robust states, with solid positions in four of our state’s most-attractive markets. We continue to strengthen that franchise through our balanced growth strategy of organic growth... prudent risk management… and selective, value-creating acquisitions.

Turning to our financial results… Third quarter net revenue increased 5% over the prior quarter and 21% over the third quarter last year. Adjusted net income rose 20 percent sequentially, and 37 percent compared to last year’s third quarter. We reported adjusted net income per share of 35 cents, up 21 percent sequentially and year-over-year.

Confirmation Number: 45774470

October 27, 2017 at 9:00 am Central Time

We are on-pace to achieve our ambitious Vision 2020 goals. We recorded adjusted average return on tangible assets of 1.16 percent… adjusted return on average tangible shareholders’ equity of 12.8%... and adjusted efficiency ratio of 57.7 percent. We achieved these results without compromising the granularity of our loan portfolio and while maintaining a risk profile that is below the industry average. We have built an integrated loan production and credit underwriting platform that is performing effectively and that is built to add high-quality assets over the long-haul.

Turning to our operations… Third quarter loan production continued strong, with record high commercial originations. Our loan pipelines are near record levels entering fourth quarter despite the impact of Hurricane Irma, about which I will say more in a moment, but we saw that normalize after the storm.

In the past, we’ve mentioned Seacoast’s digital transformation. We focus on that, not because we value digital and analytical innovation for its own sake, but because it has enabled us… and will continue to enable us in the future… to stay on top of consumers’ massively and rapidly changing expectations for what they want from their financial services partner. We continue to benefit from the rapid migration of transactions outside the branch:

•	Total transactions completed outside the branch rose in September to 52% compared with 43% in September two years ago.

•	40% of checks were deposited outside branches in September, compared to 35% in September of last year.

•	Mobile penetration during the quarter increased to more than 32% of eligible primary consumer checking customers, up from 29.5% September of last year.

Confirmation Number: 45774470

October 27, 2017 at 9:00 am Central Time

•	And the proportion of new deposit accounts opened outside of our branches rose to 13.3% of all deposit accounts this quarter

We continue to invest in modernizing our retail and small business sales strategy, as we focus on enhancing customer lifetime value, a proprietary metric that we unveiled at last February’s investor day. We are also developing a commercial analytics portal that will connect our commercial bankers with the analytics and insights that we currently provide our retail and small business teams.

Overall, we focus relentlessly on leveraging our position as Florida’ leading community bank by addressing a larger share of our customers’ banking needs.

Shifting briefly to the M&A part of our strategy… Last week, we closed the acquisition of NorthStar Bank in Tampa. Combined with our acquisition of GulfShore Bank, we now have a strong and growing presence in Tampa, Florida’s second largest MSA.

Next month, we will close on the acquisition of Palm Beach Community Bank, which strengthens our position in Palm Beach county and extends our network further south into Palm Beach County.

We continue to look for opportunities to complete prudent acquisitions that strengthen our existing franchise in Florida’s four top markets and that expand our position in the state.

I’d like to say a few words about Hurricane Irma. Late August and early September was, as everyone knows, a difficult time for Floridians. The entire state prepared for this category five hurricane, which caused two full weeks of business interruption with one week of preparation and another week of recovery.

Confirmation Number: 45774470

October 27, 2017 at 9:00 am Central Time

Being part of the communities in which we operate is not just something we say, it is vital to all of us. Seacoast has been part of Florida for 90 years, and it is our mission to help our local communities bounce back.

To assist our borrowers, we rolled out a number of programs to provide them with assistance. In the days following the storm, we conducted site visits and inquiries with commercial customers in our most significantly impacted areas to help assess potential recovery needs. I’m proud to say that our dedicated and committed staff spoke to around 70% of our customer base.

The financial impact of Hurricane Irma on the quarter was approximately $0.01 a share, and Chuck is going to provide some detail in his remarks. But while the financial impact was minimal, I think the emotional impact was far greater and I suspect longer- lasting. Gratified and relieved by the resilience of the Seacoast family and that our disaster planning and backup site, which we created for eventualities like this, performed so well.

Finally, given our momentum exiting Q3 and strong pipelines despite the impact of Hurricane Irma, we’re affirming our full year adjusted EPS guidance of $1.28 to $1.32.

So in summary, Seacoast is executing a carefully balanced strategy that builds loan granularity, strong organic customer acquisition and digital customer engagement in combination with smart accretive acquisitions. As seen from this and previous quarters’ results, the strategy is working, creating real and long lasting value for shareholders.

With that, I’d like to turn the call over to Chuck, who is going to review this quarter’s financials after which we’d be happy to take a few questions. Chuck?

Confirmation Number: 45774470

October 27, 2017 at 9:00 am Central Time

Chuck Shaffer: Thank you, Denny, and thank you all for joining us this morning. As I provide my comments, I will reference a slide deck, which can be found at www.seacoastbanking.com I will start on slide 5 this morning, discussing some of the highlights for the quarter. Net revenue increased 21% year over year to $57.2 million, and adjusted net income was up 37% to $15.1 million. Sequentially, net revenue increased 5%, or $2.5 million, and adjusted net income was up 20%, or $2.5 million. Adjusted return on tangible common equity ended the quarter at 12.8%, adjusted return on tangible assets was 1.16% for the quarter, and the adjusted efficiency ratio declined to 57.7%.

All three ratios have improved meaningfully from one year ago. This improvement evidences our continuing progress towards our Vision 2020 objectives, and commitment to creating value for shareholders. Unlike prior quarters, the impact of acquisitions and branch reductions were more modest in Q3, highlighting the underlying earnings momentum and the outlook to continue to build tangible book value per share.

In early 2017, we engaged in a $200 million equity transaction that included the issuance of $50 million of new equity to support growth. Over the course of the year this capital has been employed productively, already offsetting most of the initial EPS dilution from the share issuance. Additionally, we have increased our tangible book value per share from $9.37 at the start of the year to $10.95 per share, a 17% increase in 9 months. By year end, we will have closed on three accretive acquisitions, extending the Seacoast franchise into Tampa with the GulfShore and NorthStar purchases, and strengthening our presence in South Florida with the Palm Beach Community Bank acquisition.

Turning to slide 6, as Denny mentioned the third quarter was impacted by Hurricane Irma. The storm caused two full weeks of business interruption, as one week was spent on preparation, and one week spent on recovery. The impact of Hurricane Irma on the quarter was approximately 1 cent per share. Revenue was impacted in the form of waived service charges, slower activity in wealth management, and delayed closings on loans. We incurred total direct expenses of $0.4 million, primarily compensation for staff working throughout the storm to ensure our customers had digital and web access at all times, remote support from our backup site in Nashville, Tennessee, and recovery expenses to bring our branch network back on-line. We have removed these direct incremental expenses from the presentation of adjusted results. No adjustment has been made for revenue impacts.

Confirmation Number: 45774470

October 27, 2017 at 9:00 am Central Time

Looking more deeply at the quarter, let’s move to slide 7, net interest income. Net interest income was up $1.6 million sequentially, and as anticipated the net interest margin was down 10 basis points sequentially, the result of lower accretion on both securities and loans when compared to the prior quarter, as well as higher interest expense on deposits and borrowings. This is in line with the guidance we provided last quarter of a net interest margin in the low 3.70s. As a reminder, the prior quarter benefited from accretion that was above our normal run rate for both loans and securities.

Looking forward and inclusive of NorthStar and Palm Beach Community Bank, we expect the net interest margin to be in mid 3.70s in the fourth quarter and increase to the high 3.70s by the second quarter of 2018, assuming no change in short or long-term interest rates. This includes 11 basis points of accretion, which will remain volatile as we move forward.

Both NorthStar and Palm Beach will be modestly accretive to NIM, primarily the result of higher yielding loan portfolios. A changing mix from securities to loan outstandings over the coming quarters should offset modest increases in deposit rates, based on our loan production targets.

We remain asset sensitive, and a 100-200 basis point parallel increase in rates would equate to approximately 4-7% improvement in net interest income over the next 12 months, and 7-13% improvement in net interest income on a 12 to 24 month period. We will continue to manage to an asset sensitive balance sheet, which is bolstered by a very valuable low cost deposit portfolio. A 25 basis point increase in the Federal Funds rate results in approximately a 2 cents per share increase in earnings on an annualized basis. We do not expect the two acquisitions to meaningfully impact our asset sensitive interest rate risk position.

Confirmation Number: 45774470

October 27, 2017 at 9:00 am Central Time

Moving to slide 8, adjusted noninterest income increased $1.0 million over the prior quarter, and is up $1.7 million from the prior year’s third quarter. Of the $1.0 million increase over the prior quarter, mortgage banking fees represented $866 thousand, in large part due to the $57.7 million sale of conforming residential mortgages originated in prior periods. The sale was transacted to manage on-balance sheet liquidity, and monetize gains given the fall in long term rates during the quarter. Looking forward, we will continue to take advantage of these types of opportunities if they arise.

The increase in bank owned life insurance was the result of a $30 million investment made late in the third quarter, with a first year expected return of approximately 6.2% on a tax equivalent basis. Of note, service charges on deposits, interchange income, and wealth management fees were impacted by Hurricane Irma, due to the two week business disruption I mentioned previously. The continued higher results in other income is the result of pricing changes implemented in the second quarter of this year, increased demand for interest rate swaps by our commercial borrowers, and more modestly, gains on sale from SBA related production. Looking forward, we expect both swap related income and gain on sale from SBA related production to continue to improve.

Moving to slide 9, adjusted noninterest expense was down $1.0 million from the prior quarter, and up $2.7 million from the prior year’s third quarter. The quarter over quarter decrease was the result of the full impact from the consolidation of five branches early in 2017, improved expense discipline, and the benefit of a net gain on other real estate owned and repossessed assets. The adjusted noninterest expense to average tangible asset ratio declined to 2.50% for the quarter from 2.76% in the third quarter of 2016. This quarter highlights the underlying adjusted expense run rate of Seacoast exclusive of the two acquisitions pending. In aggregate, the two acquisitions will add $1.6 million in noninterest expense to the fourth quarter, and $2.0 million per quarter to 2018. We continue to carefully balance investments with current earnings, and we anticipate making investments totaling approximately $4.5 million in 2018 to improve our processes and tools for commercial banking… invest in talent and tools for our enterprise risk management and technology functions,… and further upgrade our analytics and digital marketing capabilities. These investments will help scale our organization appropriately, and set the stage for sustainable high-quality earnings growth in 2019 and beyond. These investments are not expected to impact our objective of exiting 2018 with a tangible efficiency ratio in the low 50s. Our continued growth in top-line revenue, in combination with continued expense discipline throughout the franchise, creates opportunities to make investments necessary to achieving our vision 2020 targets.

Confirmation Number: 45774470

October 27, 2017 at 9:00 am Central Time

We are well on our way to our previously announced goal of closing 20% of our locations in the next 24 to 36 months. We have consolidated 5 branches year to date, and will be targeting another 2-3 branches during 2018 and 2-3 in 2019. In addition, we will consolidate three locations as part of the acquisitions of NorthStar and Palm Beach Community Bank. Branches are still valuable to our customers for more complex transactions and keep our brand visible to customers and prospects, but simple tasks - such as depositing funds - are rapidly migrating to a digital world. We are clearly building an integrated approach to meeting our customer’s needs. We now provide a full suite of mobile products, on-line technology, remote ATM locations, call center convenience, and rebranded premium retail locations for our customers. We believe this integrated approach aligns with today’s customer expectations. As we move forward, we will continue to monitor the ever increasing rotation of customer preference to digital and react accordingly.

We recorded a $7.9 million income tax provision in the third quarter of 2017. The quarter tax provision benefited from the adoption of ASU 2016-09, Improvements to Employee Share-Based Payment Accounting. As a result, Seacoast recorded a benefit of $137,000 in the quarter. Looking ahead we expect our effective tax rate to be approximately 35.5 (adjusted) in the fourth quarter, and 35% (adjusted) in 2018.

Confirmation Number: 45774470

October 27, 2017 at 9:00 am Central Time

Moving to slide 10, our adjusted efficiency ratio decreased to 57.7% in line with our internal objective. Our target is to exit 2017 with an adjusted efficiency ratio near the mid 50s as we continue to build a more streamlined organization and generate strong growth in top line revenue. We expect this ratio to continue to improve into 2018, excluding the seasonal impact of the first quarter. Our 2018 target is to exit the year with an efficiency ratio in the low 50s.

Turning to slide 11, loan outstandings continued to grow during the [third] quarter, increasing $55 million. Excluding the impact of a conforming mortgage sale, loans grew organically $112 million, or 3.4% sequentially, and 14% annualized. Excluding acquisitions, organic loan outstandings grew 13% over the prior year. Record production from our commercial team in the quarter was offset slightly/somewhat by elevated paydowns.

Looking forward, we expect loan production will continue to reflect the underpinnings of a strong Florida economy, and continued customer receptivity to our relationship- and convenience-based approach to helping meet their needs. Our Pipelines remain very strong at quarter end, and are near record levels. The commercial pipeline ended the quarter at $155 million, residential at $64 million, and consumer/small business in aggregate at $47 million. During 2017, we will have added the lending teams at GulfShore Bank, Palm Beach Community Bank, NorthStar Bank, and the commercial equipment team in Tampa.

We continue to focus on building a well-diversified loan book. Our average commercial loan size is $369 thousand. Our top 10 relationships as a % of total capital are 31% at the end of the third quarter, down from 39% at the end of the third quarter of 2016. Those who attended our investor day will remember that our credit and underwriting functions are able to process the volume that smaller loan granularity requires. The upside, of course, is a less-risky portfolio. Looking forward, we expect organic loan growth to continue in the mid-teens and the loan yield should remain stable, in the high 4.60%s to low 4.70%s. This includes the impact of the two acquisitions and excludes any outsized non-cash accretion affects from loans included in purchase credit impaired or acquired loan pools.

Confirmation Number: 45774470

October 27, 2017 at 9:00 am Central Time

Turning to slide 12, deposit outstandings grew by $138 million quarter over quarter, and were up $603 million from the third quarter in the prior year. Excluding the impact of acquired deposits, total deposits increased 1% from one year prior. Deposit growth across all markets was partially offset by outflow associated with public fund money market accounts. Without this outflow, organic deposit growth was 3% year over year. Rates paid on deposits increased 5 basis points to 22 basis points quarter over quarter, reflecting the lag effect of a rise in short term rates. Looking ahead, we expect to grow deposit outstandings in the 6% range, with modest increases in deposit rates paid to customers as we compete more aggressively for funding.

Turning to slide 13, credit quality continues to be strong, benefiting from rigorous credit selection that emphasizes a through-the-cycle orientation and builds on customer relationships in well-understood, known markets and sectors as well as maintaining diversity of loan mix and granularity.   The allowance to total loans was 77 basis points at quarter end, down one basis point from the prior quarter. In the non-acquired loan portfolio, the ALLL ended the quarter 0.91% of loans outstanding, down 4 basis points from the prior quarter.    The decline in coverage in the non-acquired loan ALLL was the result of improved credit quality and loan mix as well as another quarter of nominal losses in this portfolio.  Additionally, commercial and commercial real estate concentration risk continues to decline as we continue to maintain a well-diversified and granular portfolio.

Our allowance for loan losses to non-performing-nonacquired loans during the third quarter was 237%, compared to 245% in the prior quarter, and 210% in the same period one year prior. Nonperforming loans continue to be nominal, totaling only $14.4 million.

Net charge offs were $279 thousand for the quarter, compared to net recoveries of $101 thousand in the prior quarter, and net recoveries of $1.5 million in the third quarter of the prior year.

Looking forward, the provision for credit losses will continue to be influenced by loan growth.

Confirmation Number: 45774470

October 27, 2017 at 9:00 am Central Time

Turning to slide 14, our capital position remains strong. The common equity tier 1 capital ratio (CET1) was 12.4%, total risk based capital ratio was 14.8% and the tier 1 leverage ratio was 10.2% at September 30, 2017. The tangible common equity to tangible asset ratio was 9.1% at quarter end.

We expect to achieve our adjusted earnings per share guidance for 2017, of $1.28 to $1.32 per share, and our goal is to exit the year with an efficiency ratio in the mid 50s. We will continue to expand our analytical and digital capabilities, generate both organic and acquisition-related growth, and capitalize on our strong position in the robust Florida economy.

We look forward to your questions. I’ll now turn the call back over to Denny.

Dennis Hudson: Thanks, Chuck. And we’d be happy to take a few questions, operator.

Operator: Thank you. We will now begin the question-and-answer session. [Operator instructions]. And our first question comes from Michael Young from SunTrust. Please go ahead.

Michael Young: Good morning.

Dennis Hudson: Good morning, Michael.

Michael Young: I wanted to start off on the NIM commentary, Chuck, to the mid 3.75% I think you said by 2Q next year, correct me if I misheard that. Embedded within that, do you expect some continued positive balance sheet remix towards loans from deposits and the loan to deposit ratio moving higher? Or do you expect to get a little more aggressive on deposit pricing to kind of push deposit growth higher? Maybe just help me understand some of the puts and takes there.

Confirmation Number: 45774470

October 27, 2017 at 9:00 am Central Time

Chuck Shaffer: Sure. The way I think about it is the guidance for fourth quarter is mid 3.70’s and then that should climb to the high 3.70’s by Q2 of next year. That’s inclusive of the two acquisitions in Q4, and I think when you look forward there will be a positive mix shift from declining securities portfolio and a growing loan book, and we will compete a little more aggressively for deposits moving forward. We put out guidance—the guidance that we provided is a 6% deposit growth. So assuming we achieve our objective there, growing deposits, we should see NIM remain stable to slightly growing over the next couple of quarters.

Michael Young: Okay, great. And maybe just sticking with the deposits, in terms of maybe where you’re seeing pressure at this point if any other than sort of the public funds piece, could you maybe characterize it geographically at all? Is it more in kind of the major MSAs, Orlando, Tampa versus the legacy deposit base? Just curious any color there.

Chuck Shaffer: Yes. Definitely the more urban market is more competitive. And the pricing pressure is in the public funds arena in the larger commercial client-type customers, wholesale funding is where the pricing pressure is. If you look at over our last 12 months, our public fund money market balances are down about $102 million over the year. So when you take that out our deposit growth was about 3% and it’s one of our key focuses moving forward. But the competitive pressure is primarily in the urban markets.

Michael Young: Okay. And maybe just last one for Denny. It seems like we’re kind of passed a lot of the restructuring charges related with just kind of improving the efficiency ratio and expense base going forward, so tangible book value growth is increasing. Do you think you’d need to retain all of that capital to support growth? Or do you think there’s opportunities to maybe reinstitute a dividend or other capital management actions that maybe we’re not thinking of?

Confirmation Number: 45774470

October 27, 2017 at 9:00 am Central Time

Dennis Hudson: And I think we’ll be looking at that. I mean you asked the right question. We still see some opportunities for growth from an M&A perspective. So I think it’s important to maintain a continued strength to those capital ratios. But I would say that is an evolving conversation and something we’ll probably have more to talk about next year.

Michael Young: Okay, great. Thanks, guys.

Chuck Shaffer: Thanks, Mike.

Operator: [Operator instructions]. Our next question comes from Steve Moss from FBR. Steve, please go ahead.

Steve Moss: Good morning.

Dennis Hudson: Good morning, Steve.

Steve Moss: On the margin, I was wondering, does your guidance include a Fed hike in those numbers?

Chuck Shaffer: Thanks, Steve. No, that assumes rates remain where they are today; no change in short-term or long-term rates.

Steve Moss: Okay. And in terms of asset sensitivity, it’s fair to think about 3 to 4 basis points in terms of margin expansion from a hike.

Chuck Shaffer: Correct. That’s exactly the right number.

Confirmation Number: 45774470

October 27, 2017 at 9:00 am Central Time

Steve Moss: Okay. On the deposit side a little bit of increase here in broker deposits, wondering if your deposit growth includes some component of that as well.

Chuck Shaffer: I think at this point there may be very minor increases now looking forward. But the deposit growth guidance we’re given and what we want to get accomplished would come from our retail small business and commercial teams, and probably much less though on broker deposits. We’ve got about what we want in that bucket.

Steve Moss: Okay that’s helpful. Then in terms of—and just one other clarification on the margin, on loan yields, the 460 to 470 number that was inclusive or exclusive of purchase accounting?

Chuck Shaffer: Yes. That includes purchase accounting; that includes the accretion.

Steve Moss: Okay that’s helpful. And just on the M&A front, Denny you said, you still see opportunities to do deals. Wondering if there’s been any increase in discussions or activity or is that a little further out.

Dennis Hudson: Increase in what activity?

Steve Moss: In M&A discussions.

Dennis Hudson: Okay. I would suffice it to say that we’re continuously alert to opportunities. We continuously talk with folks across the state. And when we see an opportunity that makes sense for us that we think can add real value to what we’ve created here, we engage. So I think those opportunities still exist, they’re still out there. And over the next year you’ll continue to see more of that develop as we go through time. But I don’t have anything specific to talk about in terms of that, but they continue to be there.

Confirmation Number: 45774470

October 27, 2017 at 9:00 am Central Time

Steve Moss: All right. Well thank you very much.

Chuck Shaffer: Great. Thanks, Steve.

Dennis Hudson: Thanks, Steve.

Operator: And our next question comes from David Feaster from Raymond James. Please go ahead.

David Feaster: Good morning guys.

Chuck Shaffer: Hi, David.

David Feaster: Loan growth was a bit lighter than expected, and I suspect as you talked about there is business interruption from the storm. Could you just try and quantify that and maybe what you’re seeing thus far early in the fourth quarter that gives you confidence that you can get back to that mid-teens run rate?

Chuck Shaffer: Yes, I think, when you look at that the storm specifically delayed closings towards the end of the month and our mortgage pipeline as well was certainly impacted by it. Early right out the shoot here coming into Q4 we’ve seen good strong production, teams are back online. Things that got pushed are getting closed, and so we feel confident we’re sort of back on track with our run rate.

Dennis Hudson: And I’ll just add, we saw record commercial originations this quarter. We hit a record in the residential production this quarter. We had a little bit of elevated pay offs in the commercial book, which was a little bit of a surprise. And as we ended the quarter, our pipelines are pretty much very close to a record number. So when we look into Q4, we see continued really solid growth, solid organic growth and loan.

Confirmation Number: 45774470

October 27, 2017 at 9:00 am Central Time

So I think just a reminder, we had a mortgage sale that occurred this quarter that impacted the growth rate. When you take that out, I think our growth rate was up closer to maybe expectation. And frankly we see a very, very positive market out there, in terms of continued loan growth. On the deposit side we’ve seen tremendously positive organic growth.

Again as we pointed out earlier on the call, we saw a little bit of a cutback in that growth due to the loss of some higher yielding liabilities, primarily out of the municipal portfolio that we have. But when you ex that out - 3% growth, which wasn’t bad. This is the seasonally weakest quarter that we typically have, and we’re expecting those growth rates to come back as we stated earlier as we look forward. So actually we couldn’t be happier with our loan growth this quarter.

David Feaster: Terrific. Could you just talk about your hiring plans going forward? Last quarter you’ve hired a team in Tampa. How are conversations going? Are you still having good conversations to pick off new teams and maybe what markets you’re most focused on, any detail you have there?

Chuck Cross: David, this is Chuck Cross. The only comment there is that we continually talk to people around the state, both individuals and teams. We’re opportunistic when they’re ready to move or see this is an opportunity.

Dennis Hudson: As Chuck said earlier, we’ve added substantially to the team this quarter with the acquisitions that will close, both in Tampa and in Palm Beach County. The number count there is actually pretty impressive and I’m very impressed with the people that are joining us on that team, in particular it helps us build out a much stronger team, I think, or a deeper team in the Tampa market, which is just now starting to produce some growth for us. When you add the impact of that incredible market in Tampa-St. Pete, it gives us much greater capacity to continue to focus on growth.

Confirmation Number: 45774470

October 27, 2017 at 9:00 am Central Time

David, when you look back over the last several years, we have dramatically shifted our loan production into deeper metro areas across the state. And that is what will continue to drive positive results for us both in terms of the loan growth and in particular commercial deposit growth out of those markets.

David Feaster: Great. On your expense guidance is that—you talked about adding $2 million of expenses, I believe in the first quarter. Is that off the 3Q run rate and would that imply kind of that $35.5 million to $36 million, I’m assuming is an inclusive of cost savings, as kind of a good base for quarterly expenses next year?

Chuck Shaffer: Yes.

David Feaster: Got it. Thank you.

Operator: Our next question comes from Jeff Cantwell from Guggenheim. Please go ahead.

Jeff Cantwell: Hi, good morning.

Dennis Hudson: Morning.

Jeff Cantwell: Thanks for taking my question. I just wanted to talk about your improvement in the efficiency ratio, and the extent to which that’s tied to the increase in mobile penetration. I guess clearly the argument will be some of the improvement in your efficiency ratio subscribe to your digital strategy. So I’m just trying to get a better feel for the extent by which mobile penetration should increase further, as we start to think about 2018 and how much of a driver that would be with respect to the efficiency ratio. Thanks.

Confirmation Number: 45774470

October 27, 2017 at 9:00 am Central Time

Chuck Shaffer: Yes, there’s certainly an interlink between the third-party providers and the expense associated with digital penetration. That being said, the cost to service a relationship, be it mobile or digital, is far, far lower than it is on a traditional basis. So it’s up to us to make sure as customers migrate to a more digital platform and as customer preferences change, that we take action across our network and rotating expenses out of the network, which is what we’ve done over the last two to three years, and as we’ve seen customers migrate to digital; and as that continues, we’ll continue to allow that to happen. So I think net/net it’s actually a positive, the more customers migrate to digital, and it’s something we encourage and are driving towards, and it’s up to us to execute against that opportunity.

Dennis Hudson: Really important, really a little more complicated, of course, and in terms of really trying—that was well said, Chuck,— I guess what I’m trying to say is as we begin to make those connections and connect them into actual dollar reductions in overhead, the processes we use to understand, how fast we can move become increasingly critical. That’s been a big part of our success, I think in bringing that ratio down, is being able to have that to build those connections between the behavioral-change and reducing what was our fixed infrastructure cost.

And so that’s really the key to the whole thing. When we rolled out to the 2020 Vision in February of this year that was one big piece of it, but there are many other pieces of that 2020 Vision that rest on top of those same concepts as we can continue to improve the efficiency of being able to deliver and fulfill, for example, our lending products across the line. So it’s an interesting time, but there’s tremendous opportunity, as you point out, to bring those expense ratios down in the world we see ahead.

Jeff Cantwell: Great. Appreciate the color. Thanks very much.

Confirmation Number: 45774470

October 27, 2017 at 9:00 am Central Time

Dennis Hudson: Thanks, Jeff.

Operator: And we’re showing no further questions. I’ll turn the call back to Dennis Hudson for closing remarks.

Dennis Hudson: Thank you, operator, and thank you, everybody, for attending today. We look forward to talking with you again after the first of the year. Thank you.

Operator: Thank you, ladies and gentlemen. This concludes today’s conference. Thank you for participating. You may now disconnect.